Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated August 31, 2007 and	Registration No. 333-145845
Prospectus Supplement dated September 4, 2007)	October 9, 2007

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•        Issuer: Barclays Bank PLC (Rated AA/Aa1)‡

•        Issue date: October 31, 2007

•        Initial valuation date: October 26, 2007

•        Final valuation date: April 25, 2008

•        Maturity date: April 30, 2008

•        Initial price: Closing price of the linked share on the initial valuation date.

•        Final price: Closing price of the linked share on the final valuation date.

•        Protection price: The protection level multiplied by the initial price.

•        Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•        Initial public offering price: 100%

•        Tax allocation of coupon rate:

Deposit income*: TBD

Put premium: The coupon rate minus the deposit income.

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission	Aggregate Discount or Commission	Note Issuance #	CUSIP/ISIN
Amylin Pharmaceuticals, Inc.	TBD	FWP-7	AMLN	TBD	18.750%	75%	TBD	TBD	TBD	TBD	E-1110	06738GZU7/ US06738GZU74
AMR Corporation	TBD	FWP-9	AMR	TBD	15.500%	70%	TBD	TBD	TBD	TBD	E-1111	06738GZV5/ US06738GZV57
BJ Services Company	TBD	FWP-11	BJS	TBD	10.500%	80%	TBD	TBD	TBD	TBD	E-1112	06738GZW3/ US06738GZW31
Delta Petroleum Corporation	TBD	FWP-13	DPTR	TBD	19.500%	70%	TBD	TBD	TBD	TBD	E-1113	06738GZX1/ US06738GZX14
NutriSystem Inc.	TBD	FWP-15	NTRI	TBD	20.000%	70%	TBD	TBD	TBD	TBD	E-1114	06738GZY9/ US06738GZY96
MetroPCS Communications, Inc.	TBD	FWP-17	PCS	TBD	17.500%	70%	TBD	TBD	TBD	TBD	E-1115	06738GZZ6/ US06738GZZ61

*	Annualized Rate

See “ Risk Factors” in this free writing prospectus and beginning on page S-3 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated August 31, 2007 and the prospectus supplement dated September 4, 2007, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

GENERAL TERMS FOR EACH

NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. You may participate in any one of the Notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

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•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked share.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this free writing prospectus. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or repayment date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX

CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

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There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE

INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

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On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial date and is held constant regardless of the final level of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon rate on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

FWP-5

Amylin Pharmaceuticals, Inc.

According to publicly available information, Amylin Pharmaceuticals, Inc. (the “Company”) is a biopharmaceutical company. The Company has developed and gained approval for two first-in-class medicines to treat diabetes, BYETTA® (exenatide) injection and SYMLIN® (pramlintide acetate) injection, both of which were commercially launched in the United States during the second quarter of 2005. BYETTA has also been approved in the European Union, or EU, and the Company expects the commercial launch of BYETTA, through its collaboration partner, Eli Lilly and Company, or Lilly, in various EU member states to occur in 2007.

The Company has a field force of approximately 550 people dedicated to marketing BYETTA and SYMLIN in the United States. Lilly co-promotes BYETTA in the United States. The Company’s field force includes its specialty and primary care sales forces, a managed care and government affairs organization, a medical science organization, and diabetes care specialists.

The linked share’s SEC file number is: 0-19700.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$11.20	$5.41	$9.14
March 29, 2002	$11.10	$7.32	$10.01
June 28, 2002	$11.86	$8.01	$10.94
September 30, 2002	$17.24	$8.85	$16.62
December 31, 2002	$18.98	$14.45	$16.14
March 31, 2003	$17.95	$13.73	$16.20
June 30, 2003	$26.86	$15.47	$21.89
September 30, 2003	$30.75	$20.95	$28.24
December 31, 2003	$30.13	$21.30	$22.22
March 31, 2004	$25.63	$18.49	$23.69
June 30, 2004	$26.80	$19.69	$22.80
September 30, 2004	$23.25	$16.65	$20.52
December 31, 2004	$24.01	$18.81	$23.36
March 31, 2005	$24.95	$17.15	$17.49
June 30, 2005	$22.55	$14.50	$20.93
September 30, 2005	$35.45	$18.50	$34.79
December 30, 2005	$42.36	$32.63	$39.92
March 31, 2006	$49.08	$35.58	$48.95
June 30, 2006	$49.37	$38.16	$49.37
September 29, 2006	$51.54	$40.76	$44.07
December 29, 2006	$48.48	$35.74	$36.07
March 30, 2007	$42.45	$35.56	$37.36
June 29, 2007	$46.93	$36.91	$41.16
September 30, 2007	$53.25	$40.89	$50.00
October 8, 2007*	$51.10	$47.85	$48.03

*	High, low and closing prices are for the period starting October 1, 2007 and ending October 8, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AMLN

Initial price: $48.03

Protection level: 75.00%

Protection price: $36.02

Physical delivery amount: 20($1,000/Initial price)

Fractional shares: 0.820321

Coupon: 18.75% per annum

Maturity: April 30, 2008

Dividend yield: 0.00% per annum

Coupon amount monthly: $15.63

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.375%		100.00%
+ 90%	9.375%		90.00%
+ 80%	9.375%		80.00%
+ 70%	9.375%		70.00%
+ 60%	9.375%		60.00%
+ 50%	9.375%		50.00%
+ 40%	9.375%		40.00%
+ 30%	9.375%		30.00%
+ 20%	9.375%		20.00%
+ 10%	9.375%		10.00%
+ 5%	9.375%		5.00%
0%	9.375%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.375%	4.375%	-5.00%
- 10%	9.375%	-0.625%	-10.00%
- 20%	9.375%	-10.625%	-20.00%
- 30%	N/A	-20.625%	-30.00%
- 40%	N/A	-30.625%	-40.00%
- 50%	N/A	-40.625%	-50.00%
- 60%	N/A	-50.625%	-60.00%
- 70%	N/A	-60.625%	-70.00%
- 80%	N/A	-70.625%	-80.00%
- 90%	N/A	-80.625%	-90.00%
- 100%	N/A	-90.625%	-100.00%

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AMR Corporation

According to publicly available information, AMR Corporation (the “Company”) was incorporated in October 1982. The Company’s operations fall almost entirely in the airline industry. The Company’s principal subsidiary, American Airlines, Inc. (American), was founded in 1934. At the end of 2006, American provided scheduled jet service to approximately 150 destinations throughout North America, the Caribbean, Latin America, Europe and Asia. American is also one of the largest scheduled air freight carriers in the world, providing a wide range of freight and mail services to shippers throughout its system.

In addition, AMR Eagle Holding Corporation, a wholly-owned subsidiary of the Company, owns two regional airlines which do business as “American Eagle” — American Eagle Airlines, Inc. and Executive Airlines, Inc. (Executive) (collectively, the American Eagle® carriers).

The linked share’s SEC file number is 1-8400.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$23.74	$15.40	$22.17
March 29, 2002	$29.20	$21.62	$26.41
June 28, 2002	$26.10	$15.52	$16.86
September 30, 2002	$16.65	$3.60	$4.18
December 31, 2002	$8.61	$3.02	$6.60
March 31, 2003	$7.10	$1.28	$2.10
June 30, 2003	$11.75	$2.76	$11.00
September 30, 2003	$13.45	$7.93	$11.45
December 31, 2003	$15.45	$11.05	$12.95
March 31, 2004	$17.65	$10.25	$12.73
June 30, 2004	$14.30	$10.05	$12.11
September 30, 2004	$12.28	$6.76	$7.33
December 31, 2004	$11.10	$6.34	$10.95
March 31, 2005	$11.35	$7.83	$10.70
June 30, 2005	$14.95	$9.80	$12.11
September 30, 2005	$14.75	$10.01	$11.18
December 30, 2005	$23.53	$10.82	$22.23
March 31, 2006	$29.14	$18.25	$27.05
June 30, 2006	$29.32	$21.50	$25.42
September 29, 2006	$27.74	$18.78	$23.14
December 29, 2006	$34.40	$23.42	$30.23
March 30, 2007	$41.00	$29.68	$30.45
June 29, 2007	$33.20	$24.88	$26.35
September 30, 2007	$29.32	$20.28	$22.29
October 8, 2007*	$26.00	$22.50	$25.64

*	High, low and closing prices are for the period starting October 1, 2007 and ending October 8, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AMR

Initial price: $25.64

Protection level: 70.00%

Protection price: $17.95

Physical delivery amount: 39($1,000/Initial price)

Fractional shares: 0.001560

Coupon: 15.50% per annum

Maturity: April 30, 2008

Dividend yield: 0.00% per annum

Coupon amount monthly: $12.92

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	7.75%		100.00%
+ 90%	7.75%		90.00%
+ 80%	7.75%		80.00%
+ 70%	7.75%		70.00%
+ 60%	7.75%		60.00%
+ 50%	7.75%		50.00%
+ 40%	7.75%		40.00%
+ 30%	7.75%		30.00%
+ 20%	7.75%		20.00%
+ 10%	7.75%		10.00%
+ 5%	7.75%		5.00%
0%	7.75%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	7.75%	2.75%	-5.00%
- 10%	7.75%	-2.25%	-10.00%
- 20%	7.75%	-12.25%	-20.00%
- 30%	7.75%	-22.25%	-30.00%
- 40%	N/A	-32.25%	-40.00%
- 50%	N/A	-42.25%	-50.00%
- 60%	N/A	-52.25%	-60.00%
- 70%	N/A	-62.25%	-70.00%
- 80%	N/A	-72.25%	-80.00%
- 90%	N/A	-82.25%	-90.00%
- 100%	N/A	-92.25%	-100.00%

FWP-7

BJ Services Company

Accordingly to publicly available information, BJ Services Company (the “Company”), whose operations trace back to the Byron Jackson Company (founded in 1872), was organized in 1990 under the corporate laws of the state of Delaware. The Company is a worldwide provider of pressure pumping and oilfield services for the petroleum industry. Pressure pumping services consist of cementing and stimulation services used in the completion of new oil and natural gas wells and in remedial work on existing wells, both onshore and offshore. Oilfield services include completion tools, completion fluids, casing and tubular services, production chemical services, and precommissioning, maintenance and turnaround services in the pipeline and process business, including pipeline inspection.

During the year ended September 30, 2006, the Company generated approximately 85% of its revenue from pressure pumping services and 15% from the oilfield services group. Over the same period, the Company generated approximately 60% of our revenue from United States operations and 40% from international operations.

The linked share’s SEC file number is 001-10570.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$17.03	$8.43	$16.23
March 29, 2002	$17.95	$12.65	$17.24
June 28, 2002	$19.75	$15.88	$16.94
September 30, 2002	$17.58	$11.50	$13.00
December 31, 2002	$17.73	$12.16	$16.16
March 31, 2003	$18.05	$14.63	$17.20
June 30, 2003	$21.20	$16.90	$18.68
September 30, 2003	$19.60	$16.26	$17.09
December 31, 2003	$18.60	$15.25	$17.95
March 31, 2004	$22.89	$17.43	$21.64
June 30, 2004	$23.88	$19.86	$22.92
September 30, 2004	$26.64	$22.24	$26.21
December 31, 2004	$27.31	$22.28	$23.27
March 31, 2005	$26.24	$21.13	$25.94
June 30, 2005	$27.22	$23.25	$26.24
September 30, 2005	$36.70	$26.15	$35.99
December 30, 2005	$39.78	$30.89	$36.67
March 31, 2006	$42.85	$30.25	$34.60
June 30, 2006	$41.79	$31.81	$37.26
September 29, 2006	$37.96	$27.87	$30.13
December 29, 2006	$34.13	$27.43	$29.32
March 30, 2007	$29.00	$25.55	$27.90
June 29, 2007	$31.26	$27.47	$28.44
September 30, 2007	$29.52	$23.49	$26.55
October 8, 2007*	$27.37	$26.31	$26.55

*	High, low and closing prices are for the period starting October 1, 2007 and ending October 8, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: BJS

Initial price: $26.55

Protection level: 80.00%

Protection price: $21.24

Physical delivery amount: 37($1,000/Initial price)

Fractional shares: 0.664783

Coupon: 10.50% per annum

Maturity: April 30, 2008

Dividend yield: 0.74% per annum

Coupon amount monthly: $8.75

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	5.25%		100.37%
+ 90%	5.25%		90.37%
+ 80%	5.25%		80.37%
+ 70%	5.25%		70.37%
+ 60%	5.25%		60.37%
+ 50%	5.25%		50.37%
+ 40%	5.25%		40.37%
+ 30%	5.25%		30.37%
+ 20%	5.25%		20.37%
+ 10%	5.25%		10.37%
+ 5%	5.25%		5.37%
0%	5.25%		0.37%

	Protection Price Ever Breached?
	NO	YES
- 5%	5.25%	0.25%	-4.63%
- 10%	5.25%	-4.75%	-9.63%
- 20%	5.25%	-14.75%	-19.63%
- 30%	N/A	-24.75%	-29.63%
- 40%	N/A	-34.75%	-39.63%
- 50%	N/A	-44.75%	-49.63%
- 60%	N/A	-54.75%	-59.63%
- 70%	N/A	-64.75%	-69.63%
- 80%	N/A	-74.75%	-79.63%
- 90%	N/A	-84.75%	-89.63%
- 100%	N/A	-94.75%	-99.63%

FWP-8

Delta Petroleum Corporation

Accordingly to publicly available information, Delta Petroleum Corporation (the “Company”) is an independent energy company engaged primarily in the exploration for, and the acquisition, development, production, and sale of, natural gas and crude oil. The Company’s core areas of operation are the Rocky Mountain and onshore Gulf Coast regions, which together comprise the majority of its proved reserves, production and long-term growth prospects. The Company also has an indirect ownership interest in a drilling company, providing the benefit of priority access to 16 drilling rigs that operate primarily in the Rocky Mountain region.

The Company was incorporated in Colorado in 1984. Effective January 31, 2006, the Company reincorporated in Delaware, thereby changing its state of incorporation from Colorado to Delaware. The Company’s principal executive offices are located at 370 17th Street, Suite 4300, Denver, Colorado 80202.

The linked share’s SEC file number is 000-16203.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	$3.94	$2.38	$3.85
March 29, 2002	$4.53	$2.90	$4.53
June 28, 2002	$4.73	$3.11	$3.90
September 30, 2002	$3.94	$1.25	$3.29
December 31, 2002	$4.10	$3.01	$3.40
March 31, 2003	$4.05	$3.15	$3.40
June 30, 2003	$5.00	$3.25	$4.58
September 30, 2003	$5.73	$4.12	$5.15
December 31, 2003	$6.30	$4.75	$6.07
March 31, 2004	$11.19	$5.94	$10.75
June 30, 2004	$15.93	$10.00	$13.45
September 30, 2004	$15.47	$10.01	$13.04
December 31, 2004	$16.11	$12.67	$15.68
March 31, 2005	$17.07	$12.87	$14.54
June 30, 2005	$14.95	$8.99	$14.12
September 30, 2005	$20.82	$14.01	$20.80
December 30, 2005	$22.31	$15.07	$21.77
March 31, 2006	$24.95	$17.82	$21.02
June 30, 2006	$22.71	$13.79	$17.13
September 29, 2006	$23.27	$15.02	$22.52
December 29, 2006	$30.68	$20.81	$23.16
March 30, 2007	$23.12	$17.57	$22.96
June 29, 2007	$24.94	$18.62	$20.08
September 30, 2007	$20.35	$14.40	$17.95
October 8, 2007*	$19.50	$17.70	$18.77

*	High, low and closing prices are for the period starting October 1, 2007 and ending October 8, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: DPTR

Initial price: $18.77

Protection level: 70.00%

Protection price: $13.14

Physical delivery amount: 53($1,000/Initial price)

Fractional shares: 0.276505

Coupon: 19.50% per annum

Maturity: April 30, 2008

Dividend yield: 0.00% per annum

Coupon amount monthly: $16.25

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	9.75%		100.00%
+ 90%	9.75%		90.00%
+ 80%	9.75%		80.00%
+ 70%	9.75%		70.00%
+ 60%	9.75%		60.00%
+ 50%	9.75%		50.00%
+ 40%	9.75%		40.00%
+ 30%	9.75%		30.00%
+ 20%	9.75%		20.00%
+ 10%	9.75%		10.00%
+ 5%	9.75%		5.00%
0%	9.75%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	9.75%	4.75%	-5.00%
- 10%	9.75%	-0.25%	-10.00%
- 20%	9.75%	-10.25%	-20.00%
- 30%	9.75%	-20.25%	-30.00%
- 40%	N/A	-30.25%	-40.00%
- 50%	N/A	-40.25%	-50.00%
- 60%	N/A	-50.25%	-60.00%
- 70%	N/A	-60.25%	-70.00%
- 80%	N/A	-70.25%	-80.00%
- 90%	N/A	-80.25%	-90.00%
- 100%	N/A	-90.25%	-100.00%

FWP-9

NutriSystem Inc.

According to publicly available information, NutriSystem Inc. (the “Company”) is a leading marketer and provider of a weight management system based on a portion-controlled, prepared meal program. Typically, its customers purchase monthly food packages containing a 28-day supply of breakfasts, lunches, dinners and desserts, which they supplement with fresh milk, fruit and vegetables. As part of its weight management program, the Company provides online and telephone counselling and support to its customers using its trained diet counsellors.

The linked share’s SEC file number is 001-16463.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	N/A	N/A	N/A
March 29, 2002	N/A	N/A	N/A
June 28, 2002	N/A	N/A	N/A
September 30, 2002	N/A	N/A	N/A
December 31, 2002	N/A	N/A	N/A
March 31, 2003	N/A	N/A	N/A
June 30, 2003	N/A	N/A	N/A
September 30, 2003	N/A	N/A	N/A
December 31, 2003	N/A	N/A	N/A
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	$15.00	$13.00	$14.76
September 30, 2005	$25.25	$14.52	$25.02
December 30, 2005	$44.15	$25.30	$36.02
March 31, 2006	$50.00	$33.91	$47.52
June 30, 2006	$76.33	$44.14	$62.13
September 29, 2006	$68.11	$45.46	$62.29
December 29, 2006	$76.19	$58.45	$63.39
March 30, 2007	$68.24	$40.82	$52.41
June 29, 2007	$70.00	$52.07	$69.84
September 30, 2007	$74.09	$46.50	$46.89
October 8, 2007*	$50.00	$30.60	$33.00

*	High, low and closing prices are for the period starting October 1, 2007 and ending October 8, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: NTRI

Initial price: $33.00

Protection level: 70.00%

Protection price: $23.10

Physical delivery amount: 30($1,000/Initial price)

Fractional shares: 0.303030

Coupon: 20.00% per annum

Maturity: April 30, 2008

Dividend yield: 0.00% per annum

Coupon amount monthly: $16.67

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	10.00%		100.00%
+ 90%	10.00%		90.00%
+ 80%	10.00%		80.00%
+ 70%	10.00%		70.00%
+ 60%	10.00%		60.00%
+ 50%	10.00%		50.00%
+ 40%	10.00%		40.00%
+ 30%	10.00%		30.00%
+ 20%	10.00%		20.00%
+ 10%	10.00%		10.00%
+ 5%	10.00%		5.00%
0%	10.00%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	10.00%	5.00%	-5.00%
- 10%	10.00%	0.00%	-10.00%
- 20%	10.00%	-10.00%	-20.00%
- 30%	10.00%	-20.00%	-30.00%
- 40%	N/A	-30.00%	-40.00%
- 50%	N/A	-40.00%	-50.00%
- 60%	N/A	-50.00%	-60.00%
- 70%	N/A	-60.00%	-70.00%
- 80%	N/A	-70.00%	-80.00%
- 90%	N/A	-80.00%	-90.00%
- 100%	N/A	-90.00%	-100.00%

FWP-10

MetroPCS Communications, Inc.

According to publicly available information, MetroPCS Communications, Inc. (the “Company”) offers wireless broadband personal communication services, or PCS, on a no long-term contract, flat rate, unlimited usage basis in selected major metropolitan markets in the United States. Since the Company launched its wireless service in 2002 it has been among the fastest growing wireless broadband PCS providers in the United States as measured by growth in subscribers and revenues. The Company reached one million customers in January 2004, 1.5 million customers in February 2005, two million customers in February 2006, 2.5 million customers in August 2006 and three million customers in January, 2007. The Company launched its service initially in 2002 in the Miami, Atlanta, Sacramento and San Francisco metropolitan areas, which it refers to as its Core Markets and which currently comprise the Company’s Core Markets segment.

Beginning in the second half of 2004, the Company began to strategically acquire licenses in new geographic areas that share certain key characteristics with its existing Core Markets. These new geographic areas, which the Company refers to as our Expansion Markets and which currently comprise its Expansion Markets segment, include the Tampa/Sarasota, Dallas/Ft. Worth and Detroit metropolitan areas, as well as the Los Angeles and Orlando metropolitan areas and portions of northern Florida, which were acquired by Royal Street Communications, LLC, or Royal Street Communications. The Company currently offers its services in the greater San Francisco, Miami, Tampa/Sarasota/Orlando, Atlanta, Sacramento, Dallas-Ft. Worth, and Detroit metropolitan areas, which include a total licensed population of approximately 43 million.

The linked share’s SEC file number is: 000-50869.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 31, 2001	N/A	N/A	N/A
March 29, 2002	N/A	N/A	N/A
June 28, 2002	N/A	N/A	N/A
September 30, 2002	N/A	N/A	N/A
December 31, 2002	N/A	N/A	N/A
March 31, 2003	N/A	N/A	N/A
June 30, 2003	N/A	N/A	N/A
September 30, 2003	N/A	N/A	N/A
December 31, 2003	N/A	N/A	N/A
March 31, 2004	N/A	N/A	N/A
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	N/A	N/A	N/A
March 31, 2006	N/A	N/A	N/A
June 30, 2006	N/A	N/A	N/A
September 29, 2006	N/A	N/A	N/A
December 29, 2006	N/A	N/A	N/A
March 30, 2007	N/A	N/A	N/A
June 29, 2007	$37.25	$25.00	$33.04
September 30, 2007	$40.87	$23.25	$27.28
October 8, 2007*	$28.25	$23.92	$24.20

*	High, low and closing prices are for the period starting October 1, 2007 and ending October 8, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: PCS

Initial price: $24.20

Protection level: 70.00%

Protection price: $16.94

Physical delivery amount: 41($1,000/Initial price)

Fractional shares: 0.322314

Coupon: 17.50% per annum

Maturity: April 30, 2008

Dividend yield: 0.00% per annum

Coupon amount monthly: $14.58

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	8.75%		100.00%
+ 90%	8.75%		90.00%
+ 80%	8.75%		80.00%
+ 70%	8.75%		70.00%
+ 60%	8.75%		60.00%
+ 50%	8.75%		50.00%
+ 40%	8.75%		40.00%
+ 30%	8.75%		30.00%
+ 20%	8.75%		20.00%
+ 10%	8.75%		10.00%
+ 5%	8.75%		5.00%
0%	8.75%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	8.75%	3.75%	-5.00%
- 10%	8.75%	-1.25%	-10.00%
- 20%	8.75%	-11.25%	-20.00%
- 30%	8.75%	-21.25%	-30.00%
- 40%	N/A	-31.25%	-40.00%
- 50%	N/A	-41.25%	-50.00%
- 60%	N/A	-51.25%	-60.00%
- 70%	N/A	-61.25%	-70.00%
- 80%	N/A	-71.25%	-80.00%
- 90%	N/A	-81.25%	-90.00%
- 100%	N/A	-91.25%	-100.00%

FWP-11